SMITHFIELD FOODS, INC.

                                                 EXHIBIT 11
                              COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) and the number of shares and common equivalent shares used to present net income (loss) per common share were computed as follows:

                                                            13 Weeks              13 Weeks
                                                              Ended                 Ended
Income (loss) (in thousands)                              July 28, 1996         July 30, 1995
- ----------------------------                              -------------         -------------
Net income (loss)                                           $      746            $   (4,394)
Dividends accumulated for Series B
   and C preferred stock                                          (338)                 (169)
                                                            ----------            ----------
Net income (loss) available to
   common stockholders                                      $      408            $   (4,563)
                                                            ==========            ==========



Shares (in thousands)
- ---------------------
Weighted average common shares:
   Outstanding                                                  18,016                16,398
   Net effect of dilutive stock options                            588                   488
                                                            ----------            ----------
      Common shares for computation                             18,604                16,886
                                                            ==========            ==========



      Net income (loss) per common share                    $      .02             $   (.27)
                                                            ==========             ==========



